{Clients/1670/00318380.DOCX/2 } 13 value of such benefit shall be calculated based on a discount rate equal to 120 percent of the applicable federal rate as determined under Section 1274(d) of the Code and the regulations thereunder at the time the Plan is terminated. [Signature Page to Follow]

ADIRONDACK BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective June 1, 2018

ADIRONDACK BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (the "Plan"), is made and entered into as of June 1, 2018 (the "Effective Date"), by Adirondack Bank (the "Bank"), a New York chartered bank with its principal administrative office located at 185 Genesee Street, Utica, NY 13501 for the benefit of certain executives of the Bank (the "Executives").

The purpose of this Plan is to encourage the selected Executives to continue in the employment with the Bank by providing the Executives with the ability to earn additional retirement income to supplement the retirement income to which the Executives may be entitled under other plans or arrangements maintained by the Bank. The Plan supersedes and replaces the individual supplemental executive retirement agreements entered into with certain Executives (and are currently in effect) prior to the Effective Date upon each Executive's execution of the Benefit Schedule (as defined below).

This Plan is intended to constitute a nonqualified deferred compensation plan which, in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is unfunded and established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. It is intended that all benefits payable under this Plan will be subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Code"), and this Plan shall be administered in good faith compliance with applicable requirements of Code Section 409A. The Plan is a non-account balance plan within the meaning of Treasury Regulation Section 1.409A-1(c).

RECITALS :

WHEREAS, the Bank wishes to compensate certain Executives selected by the Board for their valuable service to the Bank by providing additional supplemental retirement benefits to such Executives; and

WHEREAS, the Bank also wishes to encourage the Executives' continued employment and to provide the Executive with additional incentive to achieve corporate objectives.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank hereby undertakes as follows:

ARTICLE I
DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1 "**Beneficiary**" means the person(s) designated by the Executive as the beneficiary to whom the deceased Executive's benefits are payable. Such beneficiary designation shall be made in the Benefits Schedule and filed with the Bank. If no Beneficiary is so designated or is deceased, then the beneficiary will be Executive's estate.

1.2 "**Benefits Schedule**" means the written agreement and schedule, in the form attached hereto as **Exhibit A**, executed by the Bank and Executive who has been selected to participate in the Plan and who consents to participate in the Plan, which sets forth the specific terms of the Plan applicable to Executive's participation. Upon Executive's return of the executed Benefits Schedule to the Bank, Executive shall commence participation in the Plan. The Benefits Schedule may be amended pursuant to a written agreement between Executive and the Bank.

1.3 "**Board**" shall mean the Board of Directors of the Bank, unless specifically noted otherwise.

1.4 "**Cause**" shall mean that the Board of Directors of the Bank, by majority vote of their entire membership, determines that the Executive should be discharged because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order. A termination of employment due to Cause under this Plan shall be effected by notice of termination given to the Executive by the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.

1.5 A "**Change in Control**" shall mean (except as otherwise provided in the last paragraph of this Section 1.5): (a) a change in the ownership of the Corporation; (b) a change in the effective control of the Corporation; or (c) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Section 1.5, the term "<u>Corporation</u>" shall be defined to include the Bank, the Company or any of their successors, as applicable.

(a) A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

(b) A change in the effective control of the Corporation occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (ii) a majority of the members of the Board is

replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection "(ii)" is inapplicable where a majority stockholder of the Corporation is another corporation.

(c) A change in a substantial portion of the Corporation's assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Corporation, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

Notwithstanding the foregoing, a "Change in Control" shall also mean a change in the stock ownership of the Corporation such that Harold T. Clark, Jr. (who as of the Effective Date owns stock constituting more than 50% of the total voting power of the stock of the Company) owns less than a majority of the total voting power of the stock of the Corporation, provided, however, that the foregoing shall not apply to the transfer of stock of the Corporation from Harold T. Clark, Jr. to members of his immediate family or to trusts, limited partnerships, limited liabilities or the like established for the benefit of his immediate family.

1.6 "**Company**" means Adirondack Bancorp, Inc.

1.7 "**Disability**" means Executive (a) has been determined to be totally disabled by the Social Security Administration; or (b) has been determined to be disabled in accordance with the Bank's disability insurance program, provided the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation Section 1.409A-3(i)(4).

1.8 "**Early Retirement Age**" means the Executive's Termination of Employment (other than due to death, Disability or following a Change in Control) on or after attainment of age 55 and prior to attainment of Normal Retirement Age.

1.9 "**Early Retirement Benefit**" means the early retirement benefit set forth in the Executive's Benefit Schedule and Section 3.2 of the Plan.

1.10 "**Good Reason**" means the occurrence of any of the following conditions:

(a) a material reduction in Executive's base salary;

(b) a material reduction in Executive's authority, duties or responsibilities from the executive position and attributes associated with Executive's position at the time of his initial participation in this Plan or with respect to Executive's subsequent executive position with the Bank and/or the Company that is agreed to and consented by Executive (hereinafter, referred to as the "Executive Position");

(c) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report related to the Executive Position (i.e., if previously reporting to the Chief Executive Officer, the Executive is required to report to an officer with authority below that of the Chief Executive Officer); or

(d) a change in the geographic location at which Executive must perform services for the Bank by more than 35 miles from the location where it is contemplated that Executive will be performing duties, provided that Executive being asked/requested to provide services to the Bank at its headquarters in Utica, New York, shall not constitute "Good Reason" under this Plan.

Upon the occurrence of any event described in clauses (a), (b), (c) or (d), above, an Executive shall have the right to elect to terminate his employment with the Bank by resignation upon 60 days written notice after the occurrence of the initial event giving rise to said right to elect and the Bank shall have 30 days thereafter to remedy the condition, however, the Bank may waive such right. Executive's termination for "Good Reason" must occur within 120 days after the initial existence of the condition giving rise to the Good Reason condition.

1.11 "**Involuntary Termination**" means the termination of Executive's employment by the Bank without Cause or Executive's voluntarily resignation from employment for Good Reason.

1.12 "**Normal Retirement Age**" means age 65.

1.13 "**Normal Retirement Benefit**" means the normal retirement benefit set forth in the Executive's Benefit Schedule and Section 3.1 of the Plan.

1.14 "**Qualifying Termination Event**" shall have the meaning set forth in Section 3.3 of the Plan.

1.15 "**Termination of Employment**" means a "Separation from Service" for any reason (both involuntary or voluntary) other than for Cause or no reason as such term is defined in Section 409A of the Code and the final regulations issued thereunder.

ARTICLE II
FUNDING

2.1 Funding of Plan Benefits. The Bank shall account for the Plan benefits using the regulatory accounting principles of the Bank's primary federal regulator. The Bank shall establish an accrued liability reserve account for the benefit of the Executive into which appropriate reserves shall be accrued for Executive until Executive has attained Normal Retirement Age. Alternatively, the Bank may establish a rabbi trust into which the Bank may contribute assets which shall be held therein, subject to the claims of the Bank's creditors in the event of the Bank's "insolvency," as defined in the trust agreement, until the contributed assets are paid to Executive in such manner and at such times as specified in this Plan. The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Plan or to refrain from funding the same and to determine the extent, nature, and method of such informal funding. Should the Bank elect to fund this Plan, including in whole or in part, through the purchase of life insurance products, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part.

2.2 General Creditor of the Bank. Notwithstanding Section 2.1, Executive, his or her Beneficiaries or any successor in interest to him or her shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for unpaid compensation. Executive, his or her Beneficiaries, or any other person claiming through Executive, shall only have the right to receive from the Bank those payments as specified under this Plan. Any property held by the Bank for the purpose of generating the cash flow for benefit payments shall remain general, unpledged and unrestricted assets of the Bank and an Executive shall have no rights with respect to such assets. The Bank's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

ARTICLE III
BENEFITS

3.1 Normal Retirement Benefit. Upon Executive's Termination of Employment on or after attaining the Normal Retirement Age, the Bank shall pay to Executive the Normal Retirement Benefit described in this Section 3.1 and Executive's Benefit Schedule instead of any other benefit under this Plan.

(a) Amount of Benefit. The annual benefit payable per year is an amount set forth in Executive's Benefit Schedule, payable for the period set forth in Section 3.1(b).

(b) Payment of Benefit. The Bank shall pay the annual benefit in Section 3.1(a) to Executive in 12 equal monthly installments, payable on the first day of each month, beginning in the month immediately after the Executive's Termination of Employment, with such amounts paid to Executive for 15 years (180 monthly payments).

3.2 Early Retirement Benefit. Upon Executive's Termination of Employment on or after attainment of the Early Retirement Age other than due to Involuntary Termination, death, Disability, or Termination of Employment after a Change in Control, but prior to attainment of the Normal Retirement Age, the Bank shall pay to Executive the Early Retirement Benefit described in this Section 3.2 and Executive's Benefit Schedule instead of any other benefit under this Plan.

(a) Amount of Benefit. The Early Retirement Benefit under this Section 3.2 is the vested portion of the Normal Retirement Benefit, as determined in accordance with Executive's Benefits Schedule.

(b) Payment of Benefit. The Bank shall pay the Early Retirement Benefit to Executive in 12 equal monthly installments payable on the first day of each month, beginning in the month immediately after Executive's Termination of Employment, with such amounts paid to Executive for 15 years (180 monthly payments).

3.3 Other Qualifying Termination Event Prior to Normal Retirement Age. Upon the earlier of Executive's: (1) Involuntary Termination; (2) Disability; or (3) Termination of Employment after a Change in Control ("Qualifying Termination Event"), in each case prior to the Normal Retirement Age, the Bank shall pay to Executive the following benefit described in this Section 3.3 instead of any other benefit under this Plan.

(a) Amount of Benefit. The Normal Retirement Benefit described in Section 3.1.

(b) Payment of Benefit. The Bank shall pay the Normal Retirement Benefit to Executive in 12 equal monthly installments payable on the first day of each month, beginning in the month immediately after Executive's Qualifying Termination Event. The Normal Retirement Benefit shall be paid to Executive for 15 years (180 monthly payments).

3.4 Termination of Employment Prior to Early Retirement Age. Upon Executive's Termination of Employment prior to the Early Retirement Age other than due to a Qualifying Termination Event, Executive's entire benefit under this Plan shall be forfeited.

ARTICLE IV
DEATH BENEFITS

4.1 Death During Active Service. If Executive dies while in active service to the Bank and before a Termination of Employment, the Bank shall pay to the Executive's Beneficiary the Normal Retirement Benefit. The Normal Retirement Benefit shall be paid to Executive's Beneficiary in equal monthly installments for 15 years (180 monthly payments), commencing within 60 days following Executive's date of death.

4.2 Death after Termination of Employment. If the Executive dies after Termination of Employment and while receiving payments under this Plan, Executive's Beneficiary shall receive the remaining monthly payments that would have been due to Executive under this Plan.

ARTICLE V
BENEFICIARY DESIGNATION

5.1 Beneficiary Designations. Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of Executive. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates. Each Beneficiary designation shall be made in the Benefits Schedule (or a similar form approved by the Bank) and shall be effective only when filed with and accepted by the Bank during Executive's lifetime.

5.2 Beneficiary Designation Change. Any Beneficiary designation may be changed by an Executive without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Bank in accordance with Section 5.1 above. In the event that an Executive designates his or her spouse as Beneficiary, and subsequently becomes divorced from that spouse, then Executive's prior Beneficiary designation is automatically revoked upon the occurrence of the divorce unless an Executive affirmatively thereafter elects to designate Executive's then ex-spouse as Beneficiary or the Executive's ex-spouse is entitled to be designated as the Beneficiary pursuant to a domestic relations order.

5.3 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the benefits shall be paid to the Executive's estate.

5.4 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank form all liability for the benefit.

ARTICLE VI
GENERAL LIMITATIONS

6.1 Termination for Cause. Notwithstanding any provision of this Plan to the contrary, the Bank shall not pay any benefit under this Plan if Executive's Termination of Employment is for Cause.

6.2 12 U.S.C. § 1828(k). Notwithstanding anything herein contained to the contrary (including Article X), any payments made to the Executive by the Bank, whether pursuant to this Plan or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. § 1828(k), and any regulations promulgated thereunder, including FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

6.3 Restriction on Commencement of Distributions. Notwithstanding any provision of this Plan to the contrary, if the Executive is considered a Specified Employee (within the meaning of Treasury Regulation Section 1.409A-1(i)), the provisions of this Section 6.3 shall govern the timing of all distributions under this Plan. In the event the Executive is a Specified Employee, and to the extent necessary to avoid penalties under Section 409A of the Code, payments to the Executive shall not commence until the lapse of six (6) months after the date of the Termination of Employment. Any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the month following the lapse of six months after the date of the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

ARTICLE VII
EXECUTIVE'S RIGHT TO ASSETS:
ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall Executive be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. Neither Executive nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or his or her Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

ARTICLE VIII
ERISA PROVISIONS

8.1 Administrator. This Plan shall be administered by disinterested members of the Board, which shall have the discretionary authority to make, amend, construe, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the disinterested Board members shall control any decision.

8.2 Claims. Any person or entity claiming a benefit, requesting an interpretation or ruling (hereinafter referred to as "Claimant"), or requesting information under the Plan shall present the request in writing to the Board, which shall respond in writing as soon as practical, but in no event later than 90 days after receiving the initial claim.

8.3 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(b) A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in Section 8.2 shall be one 180 and 75 days from the date of the initial claim respectively;

(c) An explanation of the Plan's claim review procedure; and

(d) A description of the Claimant's right to file suit under Section 502(a) of ERISA in the case of an adverse determination on appeal.

8.4 Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within 60 days may request a review by notice given in writing to the Board. Such request must be made within 60 days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response 60 days after receipt by the Board of Claimant's claim or request. The claim or request shall be

reviewed by the Board which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.5 Final Decision. The decision on review shall normally be made within 60 days after the Board's receipt of Claimant's claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions, and shall include a statement of the Claimant's right to file suit under Section 502(a) of ERISA. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX
MISCELLANEOUS

9.1 No Effect on Employment Rights. Nothing contained herein will confer upon Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Executive without regard to the existence of the Plan.

9.2 State Law. The Plan is established under, and will be construed according to, the laws of the State of New York, to the extent such laws are not preempted by ERISA and valid regulations published thereunder.

9.3 Severability. In the event that any provision of this Plan is held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in such provision; and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

9.4 Trust Fund. The Bank shall be responsible for the payment of all benefits provided under the Plan. The Bank or the Company may establish a grantor trust (or include the Plan in any previously established grantor trust), with the Bank or the Company as the grantor for federal income tax purposes, for the purpose of accumulating funds to pay benefits under this Plan. The assets of such grantor trust shall remain at all times subject to the claims of the Bank's or Company's general creditors in the event of insolvency or bankruptcy.

9.5 Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of Executive to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit Plan constituting a part of the Bank's existing or future compensation structure.

9.6 Non-Assignability. Neither an Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to

actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by an Executive or any other person, nor be transferable by operation of law in the event of an Executive's or any other person's bankruptcy or insolvency.

9.7 Successors to the Company and/or the Bank. The Company or the Bank, as applicable, will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank to assume expressly and agree to perform the duties and obligations under this Plan in the same manner and to the same extent as the Company or the Bank would be required to perform it if no such succession had taken place.

9.8. Withholding. To the extent required by the law in effect at the time payment under the Plan is made, the Bank shall withhold from such payment any taxes or other amounts required by law to be withheld.

9.9 Entire Agreement. This Plan and Executive's Benefits Schedule sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous plans, agreements or understandings between the parties hereto (including any predecessor supplemental executive retirement agreement between Executive and the Bank) regarding the subject matter hereof are merged into and superseded by this Plan.

ARTICLE X
AMENDMENT/TERMINATION

This Plan may be amended or terminated only by a written agreement signed by the Bank, provided that any such amendment or termination does not: (1) reduce or eliminate any benefit under the Plan, including Executive's right to continue to vest/earn his or her full Normal Retirement Benefit; or (2) cause any distribution of benefits under the Plan to be made any earlier than the earliest distribution event permitted under Articles III and IV, unless both written consent is received from each affected Executive participating in the Plan and such earlier distribution does not result in adverse tax consequences under Section 409A of the Code.

Notwithstanding the foregoing, the Board may terminate the Plan without Executive consent by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that each Executive and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements. For these purposes, "Change in Control" shall be defined in accordance with the Treasury Regulations under Code Section 409A. In the event that the Plan is terminated pursuant to this paragraph, each Executive (or Beneficiary, if applicable) shall be entitled to a lump sum payment equal to the present value of the lesser of: (1) the Normal Retirement Benefit payable pursuant to Section 3.1 or (2) if Executive's benefit payments have already commenced under the Plan, the remaining installment payments due to Executive (or Executive's Beneficiary) under the Plan pursuant to Articles III or IV, as applicable. The present

value of such benefit shall be calculated based on a discount rate equal to 120 percent of the applicable federal rate as determined under Section 1274(d) of the Code and the regulations thereunder at the time the Plan is terminated.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed as of the day and year first written above.

ATTEST: **ADIRONDACK BANK**

Secretary

By:

Title:

EXHIBIT A

ADIRONDACK BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BENEFITS SCHEDULE

Capitalized terms used in this Benefits Schedule that are not defined shall have the same meaning as set forth in the Plan document, a copy of which is attached hereto and incorporated by reference.

Name: Rocco F. Arcuri, Sr. ("Executive")

Normal Retirement Benefit. Executive's Normal Retirement Benefit shall be an annual benefit equal to **$145,000 per year**, which shall be paid in equal monthly installments for 15 years (180 monthly payments) commencing on the first day of the month immediately following Executive's Termination of Employment.

Executive shall be entitled to the Normal Retirement Benefit in the event of his: (1) Termination of Employment on or after attainment of age 65; (2) death; (3) Disability; (4) Involuntary Termination; or (5) Termination of Employment after a Change in Control.

Early Retirement Benefit. Pursuant to Section 3.2 of the Plan, Executive shall be entitled to receive the Early Retirement Benefit (in lieu of the Normal Retirement Benefit) in the event of his Termination of Employment on or after attainment of age 55 but prior to age 65 (other than due to Executive's death, Disability, Involuntary Termination or Termination of Employment following a Change in Control, which upon any such event, Executive would receive his Normal Retirement Benefit).

The Early Retirement Benefit is equal to the vested portion of the Normal Retirement Benefit, as determined in accordance with the following vesting schedules:

With respect to $100,000 of the annual Normal Retirement Benefit (Initiated in 2005 and 2015):

Age at Termination	% of Normal Retirement Benefit
55	5%
56	10%
57	20%
58	30%
59	40%
60	50%
61	60%
62	70%
63	80%
64	90%

With respect to $30,000 of the annual Normal Retirement Benefit (Added 2018):

Age at Termination	% of Normal Retirement Benefit
60	10%
61	20%
62	40%
63	60%
64	75%

With respect to $15,000 of the annual Normal Retirement Benefit (Added 2022):

Age at Termination	% of Normal Retirement Benefit
62	0%
63	0%
64	48%

Example: If Executive retires at age 63, the annual Early Retirement Benefit would equal **$98,000 per year** (($100,000 x 80% = $80,000); plus ($30,000 x 60% = $18,000) = $98,000)), which would be payable in monthly installments of **$8,166.66** ($98,000/12) for 180 months.

Notwithstanding the foregoing, if Executive at age 63 has an Involuntary Termination, dies, incurs a Disability, or has a Termination of Employment following a Change in Control, he would not receive the Early Retirement Benefit. Rather, he would be entitled to the Normal Retirement Benefit (i.e., annual benefit of **$145,000 per year**), which would be payable in monthly installments of **$12,083.33** ($145,000/12) for 180 months.

Executive acknowledges and understands that by signing below, the supplemental executive retirement agreement between Executive and the Bank entered into as of January 1, 2005 is hereby null and void, and is superseded by the Plan.

ATTEST:

Corporate Secretary

5/3/22

Date

Executive

5/3/22

Date

ADIRONDACK BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BENEFICIARY DESIGNATION FORM

Executive: ROCCO F. ARCURI SR **SSN:** 076-56-3529

Mailing Address:
805 PARKWAY EAST

UTICA	NY	13501
City	**State**	**Zip Code**

In accordance with the terms of the Plan, I hereby designate the following Beneficiary(ies) to receive any death benefits under the Plan:

PRIMARY BENEFICIARY:

Name: VICTORIA T. ARCURI % of Benefit: 100

Name: ______________________ % of Benefit: ______________________

Name: ______________________ % of Benefit: ______________________

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Participant):

Name: ESTATE of ROCCO F. ARCURI SR % of Benefit: 100

Name: ______________________ % of Benefit: ______________________

Name: ______________________ % of Benefit: ______________________

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

5/3/22 [signature]

Date Executive

ADIRONDACK BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amendment Number One

This amendment (this "Amendment") to the Adirondack Bank Supplemental Executive Retirement Plan, dated June 1, 2018 (the "Plan"), which is maintained by Adirondack Bank (the "Bank"), is effective as of December 7, 2023 (the "Effective Date"):

WHEREAS, Article X of the Plan provides, in part, that the Plan may be terminated within 30 days preceding or 12 months following a Change in Control (as defined in the Plan), and that in such an event, that each participant shall be entitled to a lump sum payment rather than 180 monthly installments paid over 15 years otherwise provided for under Article III of the Plan; and

WHEREAS, the conversion of the Plan benefit to a lump sum payment in accordance Article X of the Plan would result in adverse tax consequences to the participants; and

WHEREAS, the Bank desires to amend the Plan to include a tax indemnification to the Plan benefit in the event that Plan benefit is converted into a lump sum payment; and

WHEREAS, the Bank may amend the Plan by written agreement signed by the Bank.

NOW, THEREFORE, effective as of the Effective Date, the Plan is hereby amended as follows:

1. The second paragraph of Article X is hereby deleted and replaced with the following:

> "Notwithstanding the foregoing, the Board may terminate the Plan without Executive consent by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that each Executive and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements. For these purposes, "Change in Control" shall be defined in accordance with the Treasury Regulations under Code Section 409A. In the event that the Plan is terminated pursuant to this paragraph, each Executive (or Beneficiary, if applicable) shall be entitled to a lump

sum payment equal to the sum of: (a) the present value of the lesser of (1) the Normal Retirement Benefit payable pursuant to Section 3.1 or (2) if Executive's benefit payments have already commenced under the Plan, the remaining installment payments due to Executive (or Executive's Beneficiary) under the Plan pursuant to Articles III or IV, as applicable, and (b) an additional amount determined to indemnify the Executive for any federal, state, and local income taxes, employment taxes, and, to the extent applicable, any excise tax under Code Sections 280G and 4999, resulting from the payment of the lump sum payment described in this paragraph (the "Tax Indemnification Amount"). The present value of such benefit in (a) above shall be calculated based on a discount rate equal to 120 percent of the applicable federal rate as determined under Section 1274(d) of the Code and the regulations thereunder at the time the Plan is terminated. The Tax Indemnification Amount in (b) above shall be determined using the Executive's estimated highest marginal tax rates for the year the lump sum payment is to be made."

2. Continuation of the Plan. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions or obligations contained in the Plan and shall continue in full force and effect and shall be otherwise unaffected.

3. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Bank has duly executed this Amendment as of the date set forth below.

ADIRONDACK BANK

12/7/23 — Date

[signature] PRES/CEO — Authorized Officer